                                                                    Exhibit 99.1

AEROPOSTALE REPORTS JUNE SALES RESULTS


      -     NET SALES INCREASE 51.6% TO $69.6 MILLION-

      -     SAME STORE SALES INCREASE 21.3% -


NEW YORK, NEW YORK - JULY 7, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended July 3, 2004 increased 51.6% to $69.6 million, compared to $45.9 million for the five-week period ended July 5, 2003. The company's comparable store sales increased 21.3% for the month, versus a comparable store sales increase of 8.7% in the year ago period.

Year-to-date, total net sales have increased 51.3% to $291.4 million, compared to $192.6 million in the year-ago period. Year to date, comparable store sales have increased 20.8%, compared to an increase of 2.7% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Our sales for the month once again exceeded our expectations. Our June results reflect the timely sell through of our summer merchandise as well as a strong customer reaction to our back to school assortment. We ended the month with appropriate inventory levels and we continue to believe that we are well positioned for the back to school selling season."

To hear the Aeropostale prerecorded June sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 509 stores in 42 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.